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                                                      Exhibit 3.1

                             ARTICLES OF AMENDMENT

                                     TO THE

             SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                                     FEI COMPANY

          Pursuant to the provisions of ORS 60.447, the undersigned corporation executes the following Articles of Amendment to its Second Amended and Restated Articles of Incorporation and all amendments thereto:

     1. The name of the corporation is FEI Company.

     2. The first paragraph of Article D.A. of the corporation's Second Amended and Restated Articles of Incorporation is amended to read in its entirety as follows:

               "The aggregate number of shares which the Corporation shall have authority to issue is 30,000,000 shares of common ("Common Stock") and 500,000 shares of preferred stock
          ("Preferred Stock")."

     3. The above amendment was adopted by the shareholders of the corporation on February 20, 1997.

     4. Shareholder action was required to adopt the above amendment, 7,956,933 shares of voting Common Stock were outstanding and entitled to vote on the amendment.

     5. 5,505,978 shares of voting Common Stock were voted in favor the amendment set out in paragraph 2 above and 58,048 shares of voting Common Stock were voted against the amendment set out in paragraph 2 above.

        Dated: February 20, 1997

                                   FEI Company



                                   By:  /s/ William G. Langley
                                        ----------------------
                                        William G. Langley,
                                        President, Chief Financial Officer and
                                        Chief Operating Officer

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                            CERTIFICATE ACCOMPANYING

           SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

                                   FEI COMPANY

     1. The name of the corporation is FEI Company (the "Corporation").

     2. The Second Amended and Restated Articles of Incorporation attached hereto as Exhibit A contain amendments to the Restated Articles of Incorporation requiring shareholder approval.

     3. The Second Amended and Restated Articles of Incorporation were adopted by the shareholders of the Corporation on May 5, 1995.

     4. The shareholder vote for the adoption of the Second Amended and Restated Articles of Incorporation was as follows:

Class        Number of     Number of       Number of   Number of
or Series    Shares        Votes Entitled  Votes Cast  Votes Cast
of Shares    Outstanding   To Be Cast      For         Against
---------    -----------   --------------  ----------  -----------
Common
Stock         6,563,006     6,563,006       5,333,813       0

     Dated: May 15, 1995

                                  FEI COMPANY


                                  By: /s/ William G. Langley
                                      ----------------------
                                      William G. Langley
                                      President

     5. The person to contact about this filing is John R. Thomas at (503) 294-9448.

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                            SECOND AMENDED AND RESTATED

                               ARTICLES OF INCORPORATION

                                          OF

                                     FEI COMPANY

     These Second Amended and Restated Articles of Incorporation shall supersede the previously existing Articles of Incorporation and all amendments thereto and restatements thereof.

                                    ARTICLE I

     The name of this Corporation is FEI Company.

                                    ARTICLE II

     A. The aggregate number of shares which the Corporation shall have authority to issue is 15,000,000 shares of common stock ("Common Stock") and 500,000 shares of preferred stock ("Preferred Stock").

     When these Second Amended and Restated Articles of Incorporation became effective, each of the shares of Common Stock issued and outstanding immediately prior to the time these Second Amended and Restated Articles of Incorporation become effective shall be reclassified and changed into and constitute two-thirds of one share of fully paid Common Stock of the Corporation without further action of any kind. No fractional shares shall be issued on reclassification of the Common Stock and the number of shares of Common Stock for which the Common Stock is reclassified shall be rounded up to the nearest whole share.

     B. Holders of Common Stock are entitled to one vote per share on any matter submitted to the shareholders. On dissolution of the Corporation, after any preferential amount with respect to Preferred Stock has been paid or set aside, the holders of Common Stock and the holders of any series of Preferred Stock entitled to participate in the distribution of assets are entitled to receive the net assets of the Corporation.

    C. The Board of Directors is authorized, subject to limitations prescribed by the Oregon Business Corporation Act as amended from time to time (the "Act"), and by the provisions of this Article II, to provide for the issuance of the shares of Preferred Stock in series, to establish from time to time the number of shares to be included in each series and to determine the designation, relative rights, preferences and limitations of the shares of each series. The authority of the Board of Directors with respect to each series shall include determination of the following:

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          (1) The number of shares in and the distinguishing designation of that series;

          (2) Whether shares of that series shall have full, special conditional, limited or no voting rights; except to the extent otherwise provided by the Act;

          (3) Whether shares of that series shall be convertible and the terms and conditions of the conversion, including provision for adjustment of the conversion rate in circumstances determined by the Board of Directors;

          (4) Whether shares of that series shall be redeemable and the terms and conditions of redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions or at different redemption dates;

          (5) The dividend rate, if any, on shares of that series, the manner of calculating any dividends and the preferences of any dividends;

          (6) The rights of shares of that series in the event of voluntary or involuntary dissolution of the Corporation and the rights of priority of that series relative to the Common Stock and any other series of Preferred Stock on the distribution of assets on dissolution; and

          (7) Any other relative rights, preferences and limitations of the series that are permitted by law to vary.

                                    ARTICLE III

     The Corporation shall indemnify to the fullest extent not prohibited by law any current or former officer or director who is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal administrative, investigative or otherwise (including an action, suit or proceeding by or in the right of the Corporation) by reason of the fact that the person is or was acting as a director, officer or agent of the Corporation or as a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the Corporation, or serves or served at the request of the Corporation as a director or officer, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise. The indemnification specifically provided hereby shall not be deemed exclusive of any other rights to which such person may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in the official capacity of the person indemnified and as to action in another capacity while holding such office.

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                                   ARTICLE IV

     No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for conduct as a director; provided that this Article IV shall not eliminate the liability of a director for any act or omission for which such elimination of liability is not permitted under the Act. No amendment to the Act that further limits the acts or omissions for which elimination of liability is permitted shall affect the liability of a director for any act or omission which occurs prior to the effective date of such amendment.

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